UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share
(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$385,591,102
(5)	Total fee paid:
$11,831.78

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Item 1.    On August 24, 2007, The Topps Company, Inc. (‘‘Topps’’) issued the following press release:

THE TOPPS COMPANY SENDS LETTER URGING STOCKHOLDERS TO VOTE
‘‘FOR’’ $9.75 PER SHARE CASH MERGER

New York, August 24, 2007   –   The Topps Company, Inc. (Nasdaq: TOPP) announced today that it is mailing the following letter to stockholders urging them to vote ‘‘for’’ the $9.75 per share cash merger with Tornante – Madison Dearborn Partners:

IT’S TIME TO VOTE ‘‘FOR’’ THE $9.75 PER SHARE CASH MERGER

UPPER DECK’S ILLUSORY OFFER IS GONE

CRESCENDO’S PLAN IS RISKY AND COULD JEOPARDIZE
THE VALUE OF YOUR INVESTMENT IN TOPPS

August 24, 2007

Dear Fellow Stockholder:

We regret that the Upper Deck tender offer turned out to be a sham. Stockholders, nevertheless, have an opportunity to vote on the $9.75 per share cash merger with Tornante – Madison Dearborn Partners. While there has been a lot of noise surrounding this transaction, we think there are three key issues for you to consider in making your decision:

1.	Unfortunately, the Upper Deck tender offer turned out to be illusory. In an effort to get more money for our stockholders, we devoted significant time and resources to reaching an agreement with Upper Deck. It is now clear that Upper Deck was never prepared to pay you $10.75 per share.

2.	The Tornante – MDP transaction at $9.75 per share in cash is real and provides stockholders with full and fair value for their shares.

3.	We believe Crescendo is trying to prevent you from receiving $9.75 per share in cash for all your shares. If Crescendo wants control of Topps, they should pay you for it. We believe Crescendo has made both misleading and contradictory statements to advance its self-serving objective.

Please take the time to read this letter which explains why we believe the Tornante – MDP transaction maximizes stockholder value and why Crescendo is not acting in your best interest. The Board recommends that stockholders vote ‘‘FOR’’ the $9.75 per share cash merger.

THE TORNANTE – MDP TRANSACTION AT $9.75 PER SHARE
MAXIMIZES STOCKHOLDER VALUE

In our opinion, these are the FACTS you should consider:

•	The $9.75 per share cash price equates to a multiple of 13.1 times Topps EBITDA for fiscal year 2007, which is good value for stockholders and compares favorably to comparable transactions for entertainment and confectionery companies.

•	The all-cash Tornante – MDP transaction offers stockholders certainty of value, as the transaction has a high probability of closing shortly after stockholder approval.

•	The attractive price is due, in large part, to the unusually high level of equity Tornante and MDP committed to the transaction – $191 million or 54%.

•	The transaction was very attractive at the time of signing, and is even more compelling today, considering, among other things, the current turmoil in the credit markets.

•	Management’s successful restructuring program was instrumental in obtaining the attractive $9.75 per share cash offer.

•	The $9.75 per share cash offer is the ONLY REAL offer received as a result of an extensive and thorough value-maximization process that started over two years ago.

•	No attractive offer emerged during the attempted sale of the Confectionery business.

•	Tornante – MDP emerged as a very motivated and credible bidder throughout the sale process.

•	Two other sophisticated and highly experienced private equity investors conducted a due diligence review of Topps. One bidder declined to proceed and the other indicated that its bid would not be at a premium over the then current share price of $8.73.

•	The Board proactively contacted 107 potential bidders (including Upper Deck) during the ‘‘go-shop’’ solicitation period to perform a thorough market check, but no superior proposal emerged.

The recent Delaware Chancery Court Opinion validated the Board’s process in negotiating the $9.75 per share cash merger:

‘‘Most important, I do not believe that the substantive terms of the Merger Agreement [with Tornante – MDP] suggest an unreasonable approach to value maximization. The Topps board did not accept Eisner’s $9.24 bid. They got him up to $9.75 per share – not their desired goal but a respectable price, especially given Topps’s actual earnings history and the precarious nature of its business.’’

CRESCENDO IS WRONG – ITS ‘‘PLAN’’ IS FRAUGHT WITH RISK

In an effort to get you to forego receiving the premium provided by the Tornante – MDP transaction, we believe Crescendo is recklessly making projections of Topps’ future performance. Crescendo is not credible in telling you that Topps can achieve profit margins in line with companies of the likes of Hershey, Wrigley and Cadbury Schweppes:

•	Topps’ Confectionery business is a sub-scale player at a substantial disadvantage in an increasingly competitive industry.

•	Profitability of the Confectionery business depends mostly on successful new product introductions and the placement of products at the very competitive front-end points of sales.

•	The U.S. Sports Trading Cards market has declined over the last decade, and the growth of Topps’ Entertainment business rests heavily on bringing kids back to sports cards collecting and the successful turnaround of WizKids.

Crescendo has not given stockholders any indication as to how it would address these fundamental business issues, nor has it identified a new management team to implement its ‘‘plan.’’ As a matter of fact, in the many months since Crescendo’s nominee, Arnaud Ajdler, has been on the Topps Board, he has not shared with us a single idea to improve Topps’ business operations.

DON’T LET CRESCENDO MISGUIDE YOU WITH ITS EMPTY CAMPAIGN PROMISES.
ITS CLAIMS ON VALUE ARE NOT CREDIBLE.

Crescendo wants you to believe that its ‘‘plan’’ – which by its own admission would take years to implement – would result in a valuation for Topps that represents a 100 percent increase over Topps’ stock price on March 2, 2007, the day before Topps announced the Tornante – MDP transaction. We find this boast simply not credible.

Furthermore, we believe Crescendo’s proposal to have Topps purchase less than one-third of your and your fellow stockholders’ shares at $10.00 to $10.50 per share using Topps’ own balance sheet is inferior to an all cash merger at $9.75 per share for all Topps shares.

While Crescendo is talking today about astronomical prices for your shares years into the future, they are contradicting their very own prior comments about Topps’ valuation.

The FACTS are evident in the public record:

•	As the Delaware Chancery Court noted in its Opinion, in November 2006, Mr. Ajdler suggested that a price target of $10.00 per share might dissuade potential bidders: ‘‘Dissident Director Ajdler was upset that [Steven] Greenberg mentioned a $10 per share price [to Michael Eisner] without Ad Hoc Committee approval. But he based his concern on the fact that a price that high may scare off Eisner.’’ (Tornante – MDP was bidding $9.24 per share at the time)

•	Earlier this year, Mr. Ajdler recommended a special dividend in lieu of a buyback because, in his opinion, the then prevailing trading price did not justify a buyback.

Given Crescendo’s contradictory statements, Topps stockholders should ask themselves:

•	If Crescendo really believes it can create significantly greater value than what can be achieved today through the $9.75 per share cash merger, why hasn’t Crescendo made an offer to acquire all of Topps’ outstanding stock?

•	If Crescendo believes it has a better team and a better ‘‘plan’’ to realize this value, then why hasn’t Crescendo described it in detail to stockholders and identified its management team?

•	Why wouldn’t Crescendo tell you or Topps if it would accept Upper Deck’s $10.75 tender offer?

We believe Crescendo’s motivation is clear – taking control of Topps for FREE – giving Crescendo control of Topps may prevent stockholders from EVER maximizing the value of their investment. If Crescendo wants control of Topps they should pay you for it.

YOUR VOTE IS IMPORTANT

Approval of the $9.75 per share cash merger at the special meeting requires the affirmative vote of a majority of the shares of Topps outstanding common stock. The failure to vote or abstaining from voting has the same effect as a vote against the merger agreement. Accordingly, please sign, date and return the enclosed WHITE proxy card promptly in the envelope provided to vote FOR the merger. To ensure your shares are voted and received in time to be counted, vote by telephone or internet today.

Thank you for your support.

Sincerely,

Allan Feder	Arthur T Shorin
/s/ Allan Feder Lead Director	/s/ Arthur T Shorin Chairman and Chief Executive Officer

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company’s confectionery brands include ‘‘Ring Pop,’’ ‘‘Push Pop,’’ ‘‘Baby Bottle Pop’’ and ‘‘Juicy Drop Pop’’ lollipops as well as ‘‘Bazooka’’ bubble gum. Topps entertainment products include trading cards, sticker album collections and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward− looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings available at http://www.sec.gov, the SEC’s Web site. Free copies of Topps’ SEC filings are also available on Topps’ Web site at www.Topps.com or by contacting the company’s proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.

CONTACTS:

Investors:
Betsy Brod / Lynn Morgen
MBS Value Partners, LLC
212-750-5800

Dan Burch / Dan Sullivan
Mackenzie Partners, Inc.
212-929-5940 / 1-800-322-2885

Media:
Joele Frank / James Golden
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

###

Item 2.    In addition, on August 24, 2007, Topps mailed the following letter to stockholders:

IT’S TIME TO VOTE ‘‘FOR’’ THE $9.75 PER SHARE CASH MERGER

UPPER DECK’S ILLUSORY OFFER IS GONE

CRESCENDO’S PLAN IS RISKY AND COULD JEOPOARDIZE
THE VALUE OF YOUR INVESTMENT IN TOPPS

August 24, 2007

Dear Fellow Stockholder:

We regret that the Upper Deck tender offer turned out to be a sham. Stockholders, nevertheless, have an opportunity to vote on the $9.75 per share cash merger with Tornante – Madison Dearborn Partners. While there has been a lot of noise surrounding this transaction, we think there are three key issues for you to consider in making your decision:

4.	Unfortunately, the Upper Deck tender offer turned out to be illusory. In an effort to get more money for our stockholders, we devoted significant time and resources to reaching an agreement with Upper Deck. It is now clear that Upper Deck was never prepared to pay you $10.75 per share.

5.	The Tornante – MDP transaction at $9.75 per share in cash is real and provides stockholders with full and fair value for their shares.

6.	We believe Crescendo is trying to prevent you from receiving $9.75 per share in cash for all your shares. If Crescendo wants control of Topps, they should pay you for it. We believe Crescendo has made both misleading and contradictory statements to advance its self-serving objective.

Please take the time to read this letter which explains why we believe the Tornante – MDP transaction maximizes stockholder value and why Crescendo is not acting in your best interest.
The Board recommends that stockholders vote ‘‘FOR’’ the $9.75 per share cash merger.

THE TORNANTE – MDP TRANSACTION AT $9.75 PER SHARE
MAXIMIZES STOCKHOLDER VALUE

In our opinion, these are the FACTS you should consider:

•	The $9.75 per share cash price equates to a multiple of 13.1 times Topps EBITDA for fiscal year 2007, which is good value for stockholders and compares favorably to comparable transactions for entertainment and confectionery companies.

•	The all-cash Tornante – MDP transaction offers stockholders certainty of value, as the transaction has a high probability of closing shortly after stockholder approval.

•	The attractive price is due, in large part, to the unusually high level of equity Tornante and MDP committed to the transaction – $191 million or 54%.

•	The transaction was very attractive at the time of signing, and is even more compelling today, considering, among other things, the current turmoil in the credit markets.

•	Management’s successful restructuring program was instrumental in obtaining the attractive $9.75 per share cash offer.

•	The $9.75 per share cash offer is the ONLY REAL offer received as a result of an extensive and thorough value-maximization process that started over two years ago.

•	No attractive offer emerged during the attempted sale of the Confectionery business.

•	Tornante – MDP emerged as a very motivated and credible bidder throughout the sale process.

•	Two other sophisticated and highly experienced private equity investors conducted a due diligence review of Topps. One bidder declined to proceed and the other indicated that its bid would not be at a premium over the then current share price of $8.73.

•	The Board proactively contacted 107 potential bidders (including Upper Deck) during the ‘‘go-shop’’ solicitation period to perform a thorough market check, but no superior proposal emerged.

The recent Delaware Chancery Court Opinion validated the Board’s process in negotiating the $9.75 per share cash merger:

‘‘Most important, I do not believe that the substantive terms of the Merger Agreement [with Tornante – MDP] suggest an unreasonable approach to value maximization. The Topps board did not accept Eisner’s $9.24 bid. They got him up to $9.75 per share – not their desired goal but a respectable price, especially given Topps’s actual earnings history and the precarious nature of its business.’’

CRESCENDO IS WRONG – ITS ‘‘PLAN’’ IS FRAUGHT WITH RISK

In an effort to get you to forego receiving the premium provided by the Tornante – MDP transaction, we believe Crescendo is recklessly making projections of Topps’ future performance. Crescendo is not credible in telling you that Topps can achieve profit margins in line with companies of the likes of Hershey, Wrigley and Cadbury Schweppes:

•	Topps’ Confectionery business is a sub-scale player at a substantial disadvantage in an increasingly competitive industry.

•	Profitability of the Confectionery business depends mostly on successful new product introductions and the placement of products at the very competitive front-end points of sales.

•	The U.S. Sports Trading Cards market has declined over the last decade, and the growth of Topps’ Entertainment business rests heavily on bringing kids back to sports cards collecting and the successful turnaround of WizKids.

Crescendo has not given stockholders any indication as to how it would address these fundamental business issues, nor has it identified a new management team to implement its ‘‘plan.’’ As a matter of fact, in the many months since Crescendo’s nominee, Arnaud Ajdler, has been on the Topps Board, he has not shared with us a single idea to improve Topps’ business operations.

DON’T LET CRESCENDO MISGUIDE YOU WITH ITS EMPTY CAMPAIGN PROMISES.
ITS CLAIMS ON VALUE ARE NOT CREDIBLE.

Crescendo wants you to believe that its ‘‘plan’’ – which by its own admission would take years to implement – would result in a valuation for Topps that represents a 100 percent increase over Topps’ stock price on March 2, 2007, the day before Topps announced the Tornante – MDP transaction. We find this boast simply not credible.

Furthermore, we believe Crescendo’s proposal to have Topps purchase less than one-third of your and your fellow stockholders’ shares at $10.00 to $10.50 per share using Topps’ own balance sheet is inferior to an all cash merger at $9.75 per share for all Topps shares.

While Crescendo is talking today about astronomical prices for your shares years into the future, they are contradicting their very own prior comments about Topps’ valuation.

The FACTS are evident in the public record:

•	As the Delaware Chancery Court noted in its Opinion, in November 2006, Mr. Ajdler suggested that a price target of $10.00 per share might dissuade potential bidders: ‘‘Dissident Director Ajdler was upset that [Steven] Greenberg mentioned a $10 per share price [to Michael Eisner] without Ad Hoc Committee approval. But he based his concern on the fact that a price that high may scare off Eisner.’’ (Tornante – MDP was bidding $9.24 per share at the time)

•	Earlier this year, Mr. Ajdler recommended a special dividend in lieu of a buyback because, in his opinion, the then prevailing trading price did not justify a buyback.

Given Crescendo’s contradictory statements, Topps stockholders should ask themselves:

•	If Crescendo really believes it can create significantly greater value than what can be achieved today through the $9.75 per share cash merger, why hasn’t Crescendo made an offer to acquire all of Topps’ outstanding stock?

•	If Crescendo believes it has a better team and a better ‘‘plan’’ to realize this value, then why hasn’t Crescendo described it in detail to stockholders and identified its management team?

•	Why wouldn’t Crescendo tell you or Topps if it would accept Upper Deck’s $10.75 tender offer?

We believe Crescendo’s motivation is clear – taking control of Topps for FREE – giving Crescendo control of Topps may prevent stockholders from EVER maximizing the value of their investment. If Crescendo wants control of Topps they should pay you for it.

YOUR VOTE IS IMPORTANT

Approval of the $9.75 per share cash merger at the special meeting requires the affirmative vote of a majority of the shares of Topps outstanding common stock. The failure to vote or abstaining from voting has the same effect as a vote against the merger agreement. Accordingly, please sign, date and return the enclosed WHITE proxy card promptly in the envelope provided to vote FOR the merger. To ensure your shares are voted and received in time to be counted, vote by telephone or internet today.

Thank you for your support.

Sincerely,

Allan Feder Lead Director	Arthur T Shorin Chairman and Chief Executive Officer

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com